                                                                   EXHIBIT 10.23
                                                                  EXECUTION COPY

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     AGREEMENT dated February 7, 2005, between EDWARD J. FRED, residing at 58
West 6th Street, Deer Park, New York 11729 ("Executive"), and CPI
AEROSTRUCTURES, INC., a New York corporation having its principal office at 60
Heartland Blvd., Edgewood, New York 11717 ("Company");

     WHEREAS, the Company and Executive entered into an agreement dated as of
August 14, 2001, as amended, governing the terms and conditions of Executive's employment by the Company for a term ending on December 31, 2005 (the "Prior
Agreement"); and

     WHEREAS, the Company and Executive have agreed to modify the Prior
Agreement in certain respects, including to extend the term of the Prior
Agreement and to add other and additional terms governing the terms and conditions of Executive's employment by the Company.

IT IS AGREED:

1. Employment, Duties and Acceptance.

     1.1. Prior Agreements. The Prior Agreement is hereby terminated and is hereby superseded in its entirety by the terms, conditions and agreements set forth in this Agreement.

     1.2. General. The Company shall continue to employ Executive from January
1, 2005 until December 31, 2007 as its Chief Executive Officer ("CEO") and
President under the terms hereof. All of Executive's powers and authority in any capacity shall at all times be subject to the direction and control of the
Company's Board of Directors. The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive's status as CEO and
President.

     1.3. Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive's duties hereunder or violate the provisions of Section 5.4 hereof.

     1.4. Location. The Company will maintain its principal executive offices within a 30-mile radius of its current location in Edgewood, New York. Executive shall undertake such occasional travel, within or without the United States, as is reasonably necessary in the interests of the Company.

     1.5. Board of Directors Position. If, at any time during the term hereof, that Executive is not serving as a director of the Company, he shall nonetheless be invited to attend each meeting of the Board of Directors of the Company.

2. Compensation and Benefits.

     2.1. Salary. The Company shall pay to Executive a salary ("Base Salary") at the annual rate of $252,000 from January 1, 2005 until December 31, 2005; at the annual rate of $267,120 from January 1, 2006 until December 31, 2006; and at the annual rate of $283,150 from January 1, 2007 until December 31, 2007.
Executive's compensation shall be paid in equal, periodic installments in accordance with the Company's normal payroll procedures.

     2.2. Bonus. In addition to Base Salary, Executive shall be paid a bonus
("Bonus") equal to 4% of the Company's consolidated net income for the year ended December 31, 2004, as determined by reference to the Company's audited financial statements for such year. Consolidated net income shall not give effect to any extraordinary items of gain or loss. For the years ending December
31, 2005, 2006 and 2007, Executive shall be paid a Bonus to be calculated in the manner set forth on Schedule A annexed hereto. The amount of the Bonus shall be pro-rated to the date of termination of Executive's employment. The Bonus with respect to any year shall be paid on or prior to April 15 of the following year.

     2.3. Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions.

     2.4. Vacation. Executive shall be entitled to such paid vacation days in each year during the Employment Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

     2.5. Automobile. The Company shall continue to lease a luxury class automobile (reasonably satisfactory to Executive) for Executive during the term of this Agreement to be used in connection with the business of the Company. The
Company shall reimburse Executive for all costs associated with the use of this luxury automobile, including lease and insurance costs, repairs and maintenance.

     2.6. Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips (including business class air travel if the scheduled flight is more than two (2) consecutive hours) and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

     2.7. Club Membership. During the term of this Agreement, Executive shall be entitled to a country club membership, as long as the Company maintains its group membership at such club.

3. Term. The term of Executive's employment hereunder shall commence as of
January 1, 2005 and shall continue until December 31, 2007 (as it may be extended, the "Employment Term"), unless sooner terminated as herein provided.
The Employment Term shall be automatically renewed for successive one-year periods unless terminated by the Company or Executive by written notice to the other party at least thirty (30) days before the end of the Employment Term or any renewal thereof.

4. Termination.

     4.1. Death. If Executive dies during the term of this Agreement,
Executive's employment hereunder shall terminate and the Company shall pay to
Executive's estate the amount set forth in Section 4.7(a).

     4.2. Disability. The Company, by written notice to Executive, may terminate
Executive's employment hereunder if Executive shall fail because of illness or incapacity to render, for six consecutive months, services of the character contemplated by this Agreement. Upon such termination, the Company shall pay to
Executive the amount set forth in Section 4.7(a).

     4.3. By Company for "Cause". The Company, by written notice to Executive, may terminate Executive's employment hereunder for "Cause". As used herein,
"Cause" shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as CEO and President, or the refusal or failure by Executive to perform a material part of Executive's duties hereunder; (b) the commission by
Executive of a material breach of any of the provisions of this Agreement; (c)
fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates ("dishonest" for these purposes shall mean
Executive's knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the "Cause" with reasonable particularity and, within thirty calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "Cause;" provided, however, no more than two cure periods need be provided during any twelve-month period.
Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(b).

     4.4. By Company Without "Cause". The Company may terminate Executive's employment hereunder without "Cause" by giving at least 30 days written notice to Executive.

Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(c).

     4.5. By Executive for "Good Reason". The Executive, by written notice to the Company, may terminate Executive's employment hereunder if a "Good Reason"
exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior written consent: (a) a substantial and material adverse change in the nature of
Executive's title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) Executive is not nominated or is removed from service as a director of the Company; (c) material breach of this Agreement by the
Company; (d) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (e) any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company (in one or more transactions) having 50% or more of the total voting power of all the Company's securities then outstanding; or (f) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no "Good Reason" shall be deemed to exist with respect to the
Company's acts described in clauses (a), (c) or (d) above, unless Executive shall have given written notice to the Company specifying the "Good Reason" with reasonable particularity and, within thirty calendar days after such notice, the
Company shall not have cured or eliminated the problem or thing giving rise to such "Good Reason"; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (c) or
(d) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(c).

     4.6. By Executive Without Reason. The Executive may terminate his employment hereunder by giving at least 75 days written notice to the Company.
Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(a).

     4.7. Compensation Upon Termination. In the event that Executive's employment hereunder is terminated, the Company shall pay to Executive the following compensation:

     (a) Payment Upon Death or Disability or by Executive Without Reason. In the
event that Executive's employment is terminated pursuant to Sections 4.1, 4.2 or
4.6, the Company shall pay to Executive (or his executor, administrator or personal representative), (i) the Base Salary due Executive pursuant to Section
2.1 hereof through the date of termination; (ii) any Bonus which would have become payable under Section 2.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of "full calendar months" worked by
Executive during the year of termination and the denominator of which is 12 (a
"full calendar month" is a month in which the Executive worked at least two weeks); (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination; (iv) all valid expense reimbursements, and (v)
all accrued but unused vacation pay.

     (b) Payment Upon Termination by the Company For "Cause". In the event that the Company terminates Executive's employment hereunder pursuant to Section 4.3, the Company shall pay to Executive his Base Salary, all valid expense reimbursements and all unused vacation pay required by law through the date of termination.

     (c) Payment Upon Termination by Company Without Cause or by Executive for
Good Reason. In the event that Executive's employment is terminated pursuant to
Sections 4.4 or 4.5, the Company shall (i) continue to pay to Executive (or in the case of his death, the legal representative of Executive's estate or such other person or persons as Executive shall have designated by written notice to the Company), all payments, compensation and benefits required under Section 2 hereof through December 31, 2007, and (ii) continue to maintain and pay for the same medical insurance then covering Executive through June 30, 2009.
Notwithstanding the foregoing, if a "change of control" of the Company (as described in Section 4.5(e)) occurs prior to a termination of Executive's employment pursuant to Sections 4.4 or 4.5 and if Executive's employment is then terminated pursuant to Sections 4.4 or 4.5, then at the option of Executive, in lieu of the above compensation and benefits, the Company shall pay to Executive a lump sum payment on the date of termination equal to three times (3X) the total compensation (including salary and bonus) earned by Executive during the last full calendar year of his employment.

          (d) Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to
Executive from sources other than the Company will not offset or terminate the
Company's obligation to pay to Executive the full amounts pursuant to this
Agreement.

     4.8. Resignation as Member of Board. If Executive's employment hereunder is terminated for any reason, then Executive shall, at the Company's request, resign as a director of the Company and all of its subsidiaries, effective upon the date of such termination.

5.   Protection of Confidential Information; Non-Competition.

     5.1. Acknowledgment. Executive acknowledges that:

          (a) As a result of his current and prior employment with the Company,
Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the "Company"), including, without limitation, financial information, proprietary rights, trade secrets and "know-how,"
customers and sources ("Confidential Information").

          (b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

          (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

     5.2. Confidentiality. Executive agrees that he will not at any time, during the Employment Term or thereafter, divulge to any person or entity any
Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company's prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of
Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order,

subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence,
Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and
(b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

     5.3. Documents. Upon termination of his employment with the Company,
Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

     5.4. Non-competition. During the Employment Term and for a period of two years thereafter, Executive, without the prior written permission of the
Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business
("Competitive Business") which is directly in competition with any "material"
business conducted by the Company or any of its subsidiaries at the time of termination (as used herein "material" means the business generated at least 10%
of the Company's consolidated revenues for the last full fiscal year for which audited financial statements are available); (ii) engage in any Competitive
Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company (other than
Executive's personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive
Business, any of its customers or other persons with whom the

Company has a contractual relationship. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in any manner he chooses, provided, however, that Executive may not, during the period referred to in this Section 5.4, own more than 4.9% of the equity securities of any Competitive Business.

     5.5. Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

     5.6. Modification. If any provision of Sections 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

     5.7. Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without "Cause, " or if Executive terminates this
Agreement with "Good Reason," in either of which events, Section 5.4 shall be null and void and of no further force or effect.

6.   Miscellaneous Provisions.

     6.1. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the

same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this
Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

              If to Executive:

              Edward J. Fred
              58 West 6th Street
              Deer Park, New York 11729

              If to the Company:

              CPI Aerostructures, Inc.
              60 Heartland Blvd.
              Edgewood, New York  11717
              Attn:    Chairman

              With a copy in either case to:
              Graubard Miller
              405 Lexington Avenue
              New York, New York  10174
              Attn:    David Alan Miller, Esq.

     6.2. Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

     6.3. Governing Law. All questions with respect to the construction of this
Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

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     6.4. Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This
Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

     6.5. Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this
Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                               CPI AEROSTRUCTURES, INC.

                                       /s/ Arthur August
                               --------------------------------------------
                               By:  Arthur August, Chairman Emeritus

                                      /s/ Edward J. Fred
                               --------------------------------------------
                               EDWARD J. FRED

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                                   SCHEDULE A

BONUS: Based on our common understanding of the significance of your participation in the budgeting process of the Company, your bonus shall be based on specific revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") goals, which shall allow you to earn a target annual bonus equal to sixty-five percent (65%) of your annual base salary if a 10%
annual increase is achieved. The Company's auditors will determine EBITDA after taking into account all necessary provisions and the accrual of all bonuses, including your own bonus, and excluding all extraordinary items. Twenty-five percent (25%) of the bonus amount will be determined by revenues (the "revenue bonus") and seventy-five percent (75%) by EBITDA (the "EBITDA bonus").

EBITDA BONUS

     1. At 100% of EBITDA target (i.e., 10% growth), your EBITDA bonus will equal 100% of 75% of 65% of base salary.

     2. Should EBITDA fall short or exceed EBITDA target, your EBITDA bonus will decrease or increase based on the grid, below. For example, if there is a 50%
increase in EBITDA, the EBITDA bonus would equal 150% of 75% of 65% of base salary; and if there is a 10% decrease in EBITDA, the EBITDA bonus would equal
25% of 75% of 65% of base salary.

     3. If the decrease in EBITDA is 15% or more, no EBITDA bonus will be paid.

REVENUE BONUS

     1. At 100% of revenue target (i.e., 10% growth), your revenue bonus will equal 100% of 25% of 65% of base salary.

     2. Should revenue fall short or exceed revenue target, your revenue bonus will decrease or increase based on the grid, below. For example, if there is a
50% increase in revenue, the revenue bonus would equal 150% of 25% of 65% of base salary; and if there is a10% decrease in revenue, the revenue bonus would equal 25% of 25% of 65% of base salary.

     3. If the decrease in revenue is 15% or more, no revenue bonus will be paid.

GENERAL

     1. Both bonuses will be adjusted pro rata if EBITDA and/or revenues fall in between two grid percentages.

     2. The first $140,000 of bonus would be paid in cash. The balance would be paid half in cash and half in shares of the Company's common stock, valued at the VWAP for the five

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trading days ending two days before issuance. They will be issued under the
Company's Performance Equity Plan 2000.

     3. The Company and executive to mutually agree on how to handle all acquisitions.

GRID
            Growth                           Bonus
            ------                           -----
            Decrease greater than 15%        No bonus
            Decrease 10%                     75% Decrease
            Decrease 5%                      50% Decrease
            Flat                             25% Decrease
            Increase 5%                      10% Decrease
            Increase 10%                     Baseline bonus
            Increase 15%                     5% Increase
            Increase 25%                     10% Increase
            Increase 50%                     50% Increase
            Increase 100% or greater         75% Increase

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